EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of this 15th day of January, 2015 between Repro-Med Systems, Inc., a New York corporation, doing business as RMS Medical Products and having its principal place of business at 24 Carpenter Road, Chester, New York 10918 ("RMS"), and Karen Fisher, residing at 2 Stephen Drive, Hopewell Junction, New York 12533, ("Employee" or "CFO").

WITNESSETH

WHEREAS, RMS wishes to employ Employee to perform certain services for RMS; and Employee wishes to accept such employment all on the terms and conditions set forth below

.

NOW, THEREFORE, in consideration of the mutual obligations herein set forth, the parties agree as follows:

1. Term of Employment. Subject to the terms and conditions of this Agreement, RMS hereby employs Employee and Employee accepts employment with RMS, on an at will basis (the "Term"), provided that if Employee is terminated without cause she shall receive the termination benefit provided below

2. Place of Work . At the executive office of RMS to be located at or within a 10 mile radius of 24 Carpenter Road. Chester NY 10918.

3. Duties of Employee.

(a) Employee shall be employed as Chief Financial Officer of RMS. Employee shall have general charge and supervision over the day-to-day financial operations of RMS and shall work with the CEO and the Board of Directors (the "Board") in formulating policy and setting financial strategies. Employee will report directly to the CEO. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote all of her business time, attention and efforts to promote and further the business of RMS.

(b) Employee shall faithfully adhere to, execute and fulfill all lawful policies established by RMS.

(c) Employee shall not, during the term of her employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with her duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Employee from pursuing outside interests that neither conflict with RMS business nor impact upon her contributions or efforts for the benefit of RMS nor from making personal investments in such form or manner as will neither require her services in the operations or affairs of the companies or enterprises in which such investments are made nor violate the terms of paragraph 6 hereof.

4. Compensation.

(a) Salary. As compensation for all of the services to be performed by Employee hereunder, Employee shall receive a base salary during the Term (the "Base Salary") of $185,000 per fiscal year. The Base Salary shall be payable to Employee in accordance with RMS's normal payroll practices and subject to all applicable Federal, State and local taxes and other required deductions. The Base Salary may be increased in such amounts as determined by the RMS Board of Directors (the Board") in its sole and absolute discretion. Such Base Salary shall be pro-rated for the period from the commencement of employment through February 28, 2015, the end of the fiscal year of RMS.

(b) Sign on Bonus. Employee shall receive a sign-on bonus of $30,000 payable in two parts as follows:

i) $15,000 with initial payroll after joining RMS

ii) $15,000 payable after six months of employment

(c) Performance Bonus. Employee shall also be entitled to a performance bonus payable to Employee each calendar year while she is actively employed. Employee shall receive a minimum bonus of $25,000 for her first full fiscal year of employment, payable on or before March 15, 2016. Employee's performance bonus in subsequent years will be <u>a minimum of</u> up to 20% of her Base Salary based on metrics of a companywide incentive plan to be determined by the Board with input from the CFO and CEO

(d) Stock or Stock Option Grant. Employee shall receive, during her first fiscal year of employment, a stock or stock option grant vesting over a term of up to five years as may be granted by

the Board.

(e) Benefits. Employee shall be entitled to receive the following additional benefits:

i. Health Benefits. To the extent that RMS provides RMS executive employees with health coverage,, RMS shall make such coverage available to Employee.

ii. Other Benefits. To the extent that RMS provides its employees with other benefits, including reimbursement of expenses, Employee shall be allowed to participate in the same manner as other executive employees. Employer agrees to pay Cobra health insurance until its plan waiting period of 90 days is reached, ensuring continuous coverage.

iii. Vacation Days. Employee shall be entitled to three (3) weeks' paid vacation time to be taken, at the reasonable discretion of the Employee during the course of each fiscal year, subject to her responsibilities as CFO . Upon termination of employment, Employee shall be entitled to pay based on the pro-rata portion of her unused vacation time during the current fiscal year.

5. Termination; Rights on Termination. This Agreement and Employee employment hereunder may be terminated in any one of the following ways:

(a) Good Cause. RMS may terminate this Agreement for "good cause" effective immediately upon giving written notice of termination to Employee. "Good cause" shall be: (1) Employee's breach of this Agreement or any provision hereof which has a material adverse impact upon the business of RMS which Employee shall fail to remedy within ten (10) days after receipt of written notice from RMS of such breach; (2) Employee's failure or refusal to perform any of Employee's material duties and responsibilities hereunder which Employee shall fail to remedy within ten (10) days after receipt of written notice from RMS of such failure; (3) Employee's dishonesty, fraud or misconduct with respect to the business or affairs of RMS which has a material adverse effect on the operations or reputation of RMS; or (4) Employee's conviction of a felony crime, if such crime prevents Employee from performing her material duties and responsibilities hereunder or has a material adverse effect upon the reputation and good will of RMS. In the event that this Agreement is terminated for "good cause", Employee shall not be entitled to receive her termination benefit hereunder.

(b) Without Cause. In the event that this Agreement is terminated "without cause" by RMS, Employee shall receive her then current Base Salary for a period of six months following the date of termination,, upon the terms and subject to the conditions set forth in paragraph 5(e) below. As used in this Agreement, the term "without cause" shall mean: (i) the termination of Employee's employment by RMS for any reason other than "good cause"; or (ii) a termination of Employee as a result of a default by RMS under this Agreement or upon a change in control. As used in this Agreement, the term "change in control" shall mean (x) the sale by RMS of substantially all of its assets to a single purchaser or to a group of associated purchasers not affiliated with Andrew I Sealfon; (y) the sale, or exchange or other disposition, in one transaction, of more than fifty (50%) percent of the issued and outstanding Voting Stock of RMS; or (z) the merger or consolidation of RMS in a transaction in which the shareholders of RMS receive and the shareholders of RMS collectively own less than fifty (50%) percent of the issued and outstanding voting shares of the new or continuing corporation. As used herein, "Voting Stock of RMS" shall mean the shares that vote for the election of the Board of RMS.

(c) Death. The death of Employee shall immediately terminate this Agreement with no additional compensation due to Employee's estate except for Base Salary pro-rated through the date of death, and as otherwise specifically provided herein for vacation pay and unreimbursed expenses.

(d) Manner of Payment. Any amounts to be paid by RMS to Employee under paragraphs (a), (b) and (c) above shall be paid in regular installments as if Employee were still employed by RMS for the period specified in such paragraphs. Such payments shall be made at the same time as, and less any withholding or other taxes required by law that are deducted from, amounts paid in accordance with RMS's standard payroll procedure. Employee agrees that if she breaches, or fails to comply with. any covenant or agreement herein that applies to the period following the termination of her employment by or with RMS which breach Employee shall fail to remedy within ten (10) days after receipt of written notice from RMS, RMS will be immediately released from any further obligations to pay to Employee any amounts that would otherwise be payable to her under this Agreement, including but not limited to amounts to be paid to Employee pursuant to paragraphs 5(a), (b) and (c) above.

6. Non-Competition/Non-Solicitation Agreement. Employee shall not, either directly or indirectly for the benefit of herself or on behalf of or in conjunction with any other person, firm, corporation or other entity:

(a) During the period of Employee' s employment by or with RMS and for a period of one (1) year after the termination of such employment for any reason, (i) engage, as an officer, director, shareholder, owner, partner or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business offering

any services or products in competition with RMS, or any entity controlled by RMS or (ii) solicit orders from or enable any other person, firm, corporation or other entity offering any services or products in competition with RMS or any entity controlled by RMS to solicit orders from any other person, firm, corporation or other entity which was a customer of RMS or any entity controlled by RMS or which RMS or any entity controlled by RMS, solicited to become a customer during Employee's employment.

(b) During the period of Employee's employment by or with RMS and for a period of (1) year after the termination of such employment for any reason, interfere with, disrupt or attempt to disrupt the relationships, contractual or otherwise, between RMS and any of its customers, suppliers or employees including, but not limited to, the hiring of any employee of RMS or calling upon any employee of RMS or any entity controlled by RMS for the purpose or with the intent of enticing such employee away from or out of the employ of RMS or any entity controlled by RMS.

(c) In the event of a material breach by Employee of paragraphs 6(a) and/or 6(b) above, Employee acknowledges that RMS would be entitled to equitable and injunctive relief to enforce these provisions due to the fact that RMS would suffer irreparable harm as a result of such a breach and monetary damages would be insufficient to compensate RMS for such harm.

(d) Notwithstanding the above, the foregoing covenants shall not be deemed to prohibit Employee from acquiring as an investment not more than five percent (5%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

7. Return of RMS Property. Upon termination or cessation of Employee's employment with RMS, regardless of the time or reason, Employee will promptly surrender and deliver to RMS all property belonging to RMS including, but not limited to, all computer hardware, equipment, books, records, lists, documents and data of any type or kind, and all copies and files that may be in her possession or under her control.

8. Confidential Information. Employee recognizes and acknowledges that, as an employee of RMS, she will have, access to certain confidential information and trade secrets of RMS and/or entities controlled by RMS, such as lists of vendors and customers, the terms of relationships or agreements with significant vendors and customers, operational policies, pricing and cost policies, and other significant and material confidential information and trade secrets, that are valuable, special and unique assets of RMS and/or entities controlled by RMS, but excluding (i) information that is legally within the public domain at the time of the receipt thereof by the Employee or at the time of the disclosure of such confidential information by the Employee, (b) is independently developed by the Employee after termination of this Agreement without reference to confidential information or (c) is considered as general knowledge by a person having Employee's experience. Employee will not, during the period she is employed by or with RMS, or at any time thereafter, disclose such confidential information and trade secrets to any person, firm, corporation, association or other entity for any purpose whatsoever. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing agreement not to disclose confidential information and trade secrets, and because of the immediate and irreparable damage that would be caused for which RMS and/or entities controlled by RMS would have no other adequate remedy, Employee agrees that such agreement may be enforced by injunctions, restraining orders or other equitable actions. Nothing herein shall be construed as prohibiting RMS from pursuing any other available remedy for a breach or threatened breach of the provisions of this paragraph, including the recovery of damages.

9. Assignment Binding Effect. Employee understands that she has been selected for employment by RMS on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, that she cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

10. Complete Agreement. This Agreement sets forth the final, complete and exclusive statement and expression of the agreement between the parties and the terms of this Agreement, cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement supersedes and terminates all prior agreements with respect to the subject matter contained herein. No oral promises, covenants or representations of any character or nature have been made to induce any party to enter into this Agreement. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of RMS and Employee and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term. Employee acknowledges that she has participated in the drafting of this Agreement and has had the opportunity to be represented by separate legal counsel in connection with negotiating this Agreement and that for purposes of the interpretation of any provision of this Agreement it shall be

treated as jointly drafted by the parties.

11. Notice. All notices under this Agreement shall be transmitted to the respective parties, shall be in writing, sent by overnight delivery or registered or certified mail and shall be considered to have been duly given or served when personally delivered to any individual party; addressed in all cases to the party at his or its address set forth below, or to such other address as such party may hereafter designate:

To RMS:

Repro-Med Systems, Inc
24 Carpenter Road
Chester, New York 10918

To: Employee

Karen Fisher
2 Stephen Drive
Hopewell Junction, NY 12533

12. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The determination that any portion of this Agreement is invalid or inoperative shall not limit or release any of the parties from their other obligations hereunder to any other party arising by virtue of a party's failure to comply with such invalid or inoperative portion of this Agreement. The section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

13. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of New York. The Federal and State Courts of New York shall have jurisdiction over any dispute arising out of this Agreement.

14. Counterparts. This Agreement may be executed by electronic transmission in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST: Repro-Med Systems, Inc

By: ______________________
Andrew I. Sealfon, President

WITNESS:

____
Karen Fisher